Exhibit 10.14
CONFIDENTIAL TREATMENT REQUESTED
ASSET PURCHASE AGREEMENT
BETWEEN
BAUSCH & LOMB INCORPORATED
AND
ALIMERA SCIENCES, INC.
DATED DECEMBER 20, 2006
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EXHIBITS

Exhibit 1.1-A	[*] Assignment, Assumption and Amendment Agreement
Exhibit 1.1-B	Patent Assignment
Exhibit 1.1-C	Trademark Assignment
Exhibit 2.1.4	Assigned Contracts
Exhibit 2.1.9	Equipment
Exhibit 2.6	Purchase Price Allocation Schedule (to be provided post-Closing)
Exhibit 6.11	Post-Closing Services
Exhibit 6.3-A	Form of Seller Initial Press Release
Exhibit 6.3-B	Form of Buyer Initial Press Release
Exhibit 7.1.6	Opinion of Counsel for Seller

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement, dated as of December 20, 2006, is by and between Alimera Sciences, Inc., a Delaware corporation (“Seller”) and Bausch & Lomb Incorporated, a New York corporation (“Buyer”).
RECITALS:
     WHEREAS, Seller is engaged, among other things, in the development, commercialization and sale of over-the-counter and prescription pharmaceutical products; and
     WHEREAS, Seller desires to sell the Purchased Assets set forth in Section 2.1 to Buyer, and Buyer desires to purchase the same and to assume the Assumed Liabilities set forth in Section 2.3, all on the terms and conditions set forth in this Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. As used in this Agreement, terms defined in the preamble of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below.
     “Action” means any complaint, claim, prosecution, investigation (other than an investigation that is not known to Seller), indictment, action, suit, arbitration or proceeding by or before any Governmental Entity or arbitrator.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Asset Purchase Agreement, the Exhibits and Schedules hereto.
     “Alaway™” means Ketotifen Fumarate (0.025%) Ophthalmic Solution.
     “Alaway™ Plus” means [*] (or other similar vasoconstrictors as permitted under the patents set forth on Schedule 3.10.1 under the heading Alaway™ Plus) Ophthalmic Solution.
     “Alaway™ Plus Sale” means the transfer or other disposition by Buyer (or reseller, distributor or other distribution channel thereof) of Alaway™ Plus for value in an arm’s length transaction with a third party (other than an Affiliate of Buyer).

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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     “Asset Classes” means, collectively, the Assigned Intellectual Property, the Products, the Assigned Contracts, the Permits, the Assigned Claims, the Inventory, the Access Fee and the Equipment.
     “Assigned Intellectual Property” means all of Seller’s Intellectual Property and Seller’s IP Rights inherent in, used in or related to the following: Clinical IP, Patent Rights, Copyrights, Trademarks, Books and Records, the Products.
     “Clinical IP” means (i) pre-clinical or clinical protocols, data, and findings resulting from or relating to pre-clinical or clinical trials related to the Products, and (ii) all INDs, NDAs and other regulatory applications and approvals related thereto.
     “Closing” means the closing of the Transactions.
     “Code” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same have from time to time been amended.
     “Collateral Documents” means the Patent Assignment, Trademark Assignment, and [*] Assignment, Assumption and Amendment Agreement.
     “Default” means the occurrence of any event which of itself or with the giving of notice or the passage of time or both would constitute an event of default under the applicable agreement, contract or instrument or would permit the other party thereto to cancel or terminate performance or seek damages for breach.
     “Dollars” and “$” means dollars of the United States of America.
     “[*]” means [*]
     “[*] Assignment, Assumption and Amendment Agreement” means the Assignment, Assumption and Amendment Agreement to be executed among Buyer, Seller and [*] on the Closing Date in the form of Exhibit 1.1-A.
     “FDA” means the United States Food and Drug Administration or any other Governmental Entity which may regulate or control the sale of cosmetics or drugs, including any of the Products.
     “FDC Act” means the Federal Food, Drug and Cosmetic Act, as amended from time to time, and all regulations promulgated pursuant thereto.
     “Financial Statements” means Seller’s audited financial statements as of and for its fiscal year ended December 31, 2005, including the independent auditors report issued thereon.
     “GAAP” means United States generally accepted accounting principles in effect on the date hereof, applied on a consistent basis.
     “Governmental Entity” means the United States government, the government of any of the states constituting the United States, any municipality and any other national or provincial or

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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regional government, and all of their respective branches, departments, agencies, instrumentalities, non appropriated fund activities, subsidiary corporations or other subdivisions.
     “Income Taxes” means any taxes measured, in whole or in part, by net or gross income or profits together with any interest, penalties or additions to tax.
     “IND” means any Investigational New Drug Application relating to Alaway™ or Alaway™ Plus and all associated documents to support such applications, as submitted to the FDA, or a similar application and supporting documents submitted to any other Governmental Entity.
     “Intellectual Property” means any patents, patent applications, inventor’s certificates, trademarks including words, phrases, symbols, product shapes, logos and the goodwill related thereto, trademark registrations and applications therefor, trade dress rights, trade names, service marks and the goodwill related thereto, service mark registrations and applications therefor, Internet domain names, Internet and world wide web URLs or addresses, copyrights, copyright registrations and applications therefor, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, structures, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), software, hardware, source and object code and data applications and licenses and other rights necessary to use or run such software, programs, code or applications, and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records existing anywhere in the world.
     “IP Rights” means all rights of a Person in, to or arising out of the Intellectual Property.
     “Know-How” means all technology, engineering data, trade secrets, technical data, manufacturing information, pre-clinical and clinical data and any other information or experience (other than as disclosed in the Patent Rights) related to the Purchased Assets.
     “Laws” means any law, statute, code, ordinance, rule, regulation, order, judgment or decree promulgated by any Governmental Entity.
     “Lien” means any mortgage, pledge, assessment, security interest, lease, sublease, lien, charge, adverse or prior claim, levy, charge, easement, rights of way, covenants, restrictions, rights of first refusal, encroachments, options or encumbrances of any kind, or any defects in title, conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing; provided, however, that obligations to pay royalties and other obligations imposed pursuant to the Assigned Contracts in connection with any Intellectual Property subject to an Inbound Technology Agreement shall not constitute a “Lien.”
     “Litigation Expense” means any reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals.
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     “Loss” means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than Litigation Expense.
     “Material Adverse Effect” means a material adverse effect on (a) the condition of the Purchased Assets or the ability to use, develop, commercialize or sell the Products or (b) the ability of Seller to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute a Material Adverse Effect: (i) a general deterioration in the economy or in the industry in which Seller operates; (ii) the outbreak or escalation of hostilities involving the United States or any other country, the declaration by the United States or any other country of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism; (iii) the disclosure (as expressly permitted by this Agreement) of Buyer as, or the fact that Buyer is, the prospective acquirer of the Purchased Assets; (iv) the announcement whether internal or external (as expressly permitted by this Agreement) of the pendency of the Transactions; (v) actions taken by Buyer or any of its Affiliates, officers, directors, employees, agents or advisers; or (vi) compliance with the terms of, or the taking of any action required or contemplated (and permitted) by this Agreement.
     “NDA” means any New Drug Application relating to any of the Products and all associated documents to support such applications, as submitted to the FDA, or a similar application and supporting documents submitted to any other Governmental Entity.
     “Patent Assignment” means the Patent Assignment to be executed by Seller and delivered to Buyer on the Closing Date in the form of Exhibit 1.1-B.
     “Patent Rights” means all rights of a Person, in, to or arising out of (i) any patents, patent applications, or inventor’s certificates that claim inventions used in the Products as listed on Schedule 3.10.1, and (ii) any continuations, continuations in part, divisions, re-examinations, re-issues, extensions, and improvements of any of the patents or patent applications listed in Schedule 3.10.1 and any foreign equivalents thereof.
     “Permitted Liens” means any of the following: (a) Liens, if any, arising under the Assigned Contracts; and (b) covenants, restrictions or other encumbrances of any kind imposed on the Purchased Assets pursuant to an Inbound Technology Agreement.
     “Person” means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other business entity, wherever located or organized.
     “Products” means, collectively all products currently and in the past under development, developed under, sold under or marketed in conjunction with the names and marks Alaway™ or Alaway™ Plus (including all variations and derivations of such names and marks) by or on behalf of Seller.
     “Schedule” means the appropriate schedule to this Agreement.
     “Soothe®” means Soothe Emollient (Lubricant) Eye Drops.
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     “Subsidiary” means a Person, more than fifty percent (50%) of the outstanding equity interests of which are owned, directly or indirectly, by Seller.
     “Taxes” means any taxes, charges, fees, levies or other assessments, including income, excise, property, sales, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and any interest, penalties or additions attributable thereto.
     “Tax Returns” means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.
     “Trademark Assignment” means the Trademark Assignment to be executed by Seller and delivered to Buyer on the Closing Date in the form of Exhibit 1.1-C.
     “Transactions” means the transactions contemplated by this Agreement.
     1.2 Other Definitions. Each of the following terms is defined in the Section or Section referred to below:
“Access Fee” as defined in Section 2.1.8.
“Account” as defined in Section 2.5.
“Acquisition Offer” as defined in Section 5.3.
“Alaway™ Plus Purchase Option” as defined in Section 2.7.2.
“Alaway™ Plus Proviso” as defined in Section 2.7.2.
“Assigned Claims” as defined in Section 2.1.6.
“Assigned Contracts” as defined in Section 2.1.4.
“Assumed Liabilities” as defined in Section 2.3.
“Books and Records” as defined in Section 2.1.3.
“Buyer” as defined in the preamble to this Agreement.
“Buyer Fundamental Representations” as defined in Section 9.1.
“Buyer Indemnified Parties” as defined in Section 9.2.
“Cap” as defined in Section 2.7.1.
“Claim” as defined in Section 9.4.
“Closing Consideration” as defined in Section 2.5.
“Closing Date” as defined in Section 8.1.
“Competitive Activity” as defined in Section 6.10.1.
“Confidential Information” as defined in Section 6.4.
“Consideration” as defined in Section 2.7.1.
“Contracts” as defined in Section 3.11.
“Contributors” as defined in Section 3.9.4.
“Copyrights” as defined in Section 3.10.2.
“Disclosure Schedule” as defined in the preamble to Article III.
“Equipment” as defined in Section 2.1.9.
“Excluded Assets” as defined in Section 2.2.
“Excluded Liabilities” as defined in Section 2.4.
“Expiration Date” as defined in Section 9.1.
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“Final Offer” as defined in Section 6.14.
“First Milestone Date” as defined in Section 2.7.2.
“First Milestone Payment” as defined in Section 2.7.2.
“First Option Period” as defined in Section 2.7.2.
“First Sale Notice” as defined in Section 2.7.2.
“HSR Act” as defined in Section 6.6.
“Inbound Technology” as defined in Section 3.9.5.
“Inbound Technology Agreements” as defined in Section 3.9.5.
“Indemnitee” as defined in Section 9.4.
“Indemnitor” as defined in Section 9.4.
“Inventory” as defined in Section 2.1.7.
“Minimum Claim Amount” as defined in Section 9.2.
“Negotiation Period” as defined in Section 6.14.
“Offset Amount” as defined in Section 2.7.1.
“Offset Dispute” as defined in Section 2.7.1.
“Organizational Documents” as defined in Section 3.1.
“Outbound Technology Agreements” as defined in Section 3.9.6.
“Payment Due Date” as defined in Section 2.7.1.
“Post-Closing Consideration” as defined in Section 2.7.1.
“Prepaid Expenses” as defined in Section 2.1.8.
“Purchased Assets” as defined in Section 2.1.
“Purchase Price Allocation Schedule” as defined in Section 2.6.
“Permits” as defined in Section 2.1.5.
“Restrictive Covenants” as defined in Section 6.10.2.
“Retained Claims” as defined in Section 2.4.4.
“Second Milestone Date” as defined in Section 2.7.2.
“Second Option Period” as defined in Section 2.7.2.
“Second Sale Notice” as defined in Section 2.7.2.
“Seller” as defined in the preamble to this Agreement.
“Seller Fundamental Representations” as defined in Section 9.1.
“Seller Indemnified Parties” as defined in Section 9.3.
“Seller Inventory Trademarks” as defined in Section 6.13.
“Soothe® Terms” as defined in Section 6.14.
“Third Party Negotiation Period” as defined in Section 6.14.
“Third Party Sale” as defined in Section 6.14.
“Trademarks” as defined in Section 3.10.2.
“Transfer Taxes” as defined in Section 6.5.
     1.3 Rules of Construction.
          1.3.1 References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements. The words “include”, “including” or “includes” shall be deemed to be followed by the phrase “without limitation” or the phrase “but not limited to” in all places where such words appear in this Agreement. The word “or” shall be deemed to have the inclusive meaning represented by the phrase “and/or.”
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This Agreement is the joint drafting product of Seller and Buyer and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.
     1.3.2 The phrases “have heretofore been provided” or “has provided” or similar words mean that one party has delivered or provided access to such information to the other party or to counsel of such other party.
ARTICLE II
SALE AND PURCHASE
     2.1 Transfer of Assets. Upon and subject to the terms and conditions stated in this Agreement, and except as provided in Section 2.2 of this Agreement, on the Closing Date, for the consideration described in Section 2.5 hereof and Buyer’s performance of its other obligations under this Agreement, Seller hereby sells, assigns, conveys, transfers and delivers to Buyer, and Buyer hereby acquires from Seller, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to the following (the “Purchased Assets”):
          2.1.1 All Assigned Intellectual Property, including all tangible embodiments thereof; provided, however, that Seller or its Affiliates may retain one copy of any such tangible embodiments, solely for legal, regulatory, Tax or accounting purposes;
          2.1.2 All Products;
          2.1.3 (a) All books, records or information (including all data and other information stored on discs, tapes or other media) of Seller in existence on the date hereof and relating exclusively to any Asset Class, including, any customer lists, customer records, internally prepared production reports, manuals, promotional materials, or other development plans, documentation (in all media, including digital formats, as currently exists) created or otherwise developed by or on behalf of Seller (including by any Contributor), and all copies thereof in Seller’s possession or control and all other documents and records exclusively relating to any Asset Class, provided, however, that Seller or its Affiliates may retain one copy of any such Books and Records to the extent required for legal, regulatory, Tax or accounting purposes, and (b) a copy of all books, records or information (including all data and other information stored on discs, tapes or other media) of Seller relating to any Asset Class, including, any customer lists, customer records, internally prepared production reports, manuals, promotional materials, development plans, documentation (in all media, including digital formats, as currently exists) created or otherwise developed by or on behalf of Seller (including by any Contributor), and all other documents and records relating to any Asset Class to the extent related to or included within the Excluded Assets or Excluded Liabilities ((a) and (b) are hereinafter collectively referred to as the “Books and Records”);
          2.1.4 All of the rights of Seller in and to the contracts and purchase orders identified in Exhibit 2.1.4 (collectively, the “Assigned Contracts”);
          2.1.5 All of Seller’s licenses, permits and franchises, approvals, consents, product registrations or authorizations issued by any Governmental Entity or any third party test
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house, registrar or certification body, relating to the development or use of the Products, including product registrations or applications and approvals or submissions to the FDA or any regulatory body of any foreign government (collectively, the “Permits”);
          2.1.6 All of Seller’s claims, causes of action, judgments, and other rights and remedies of whatever nature arising from infringements of Seller’s IP Rights in or to the Assigned Intellectual Property and all other claims of Seller arising from any Asset Class, including rights to recoveries for damages for defective goods or services, insurance and refund claims and similar assets related to any Asset Class (except to the extent related to Excluded Liabilities) (collectively, the “Assigned Claims”);
          2.1.7 All goods and materials held for resale or license or being produced on Seller’s behalf by [*] in connection with any Asset Class or incorporated into or consumed in connection with the Products, including raw materials, work in process, finished goods, packaging, labels, cartons and related promotional or advertising material owned or controlled by Seller on the Closing Date, regardless of where located (collectively, the “Inventory”);
          2.1.8 The benefit of the $90,000 prepaid access fee paid by Seller pursuant to that certain Supply Agreement, dated July 29, 2004, between Seller and [*] (the “Access Fee”);
          2.1.9 The machinery, equipment, furniture and other personal property set forth on Exhibit 2.1.9 (collectively, the “Equipment”); and
          2.1.10 All of the goodwill of Seller associated with any Asset Class or the Books and Records.
     2.2 Excluded Assets. The Purchased Assets shall not include the following (collectively, the “Excluded Assets”):
          2.2.1 All of Seller’s cash and cash equivalents (including marketable securities and short term investments calculated in accordance with GAAP); and
          2.2.2 The assets and rights of Seller not included within the definition of “Purchased Assets,” including all of Seller’s right, title and interest in and to Soothe® and any other products other than the Products; all originals of the Books and Records provided in copy form to Buyer pursuant to Section 2.1.3(b); all Know-How (subject to the license set forth in Section 6.12); the copies of tangible embodiments of Assigned Intellectual Property or Books or Records to be retained by Seller pursuant to Sections 2.1.1 and 2.1.3(a), respectively; and all Contracts other than the Assigned Contracts.
     2.3 Assumption of Liabilities. On the Closing Date, Buyer hereby assumes and agrees to pay and perform only the following liabilities and obligations (collectively, the “Assumed Liabilities”):
          2.3.1 The obligations of Seller arising under the Assigned Contracts after the Closing Date, other than the obligations arising from any breach of an Assigned Contract by Seller on or prior to the Closing Date or from Seller’s failure to pay any accounts payable

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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outstanding under an Assigned Contract as of the Closing Date that are not assumed by Buyer pursuant to Section 2.3.5;
          2.3.2 All liabilities and obligations of Seller under or in respect of the Permits to the extent related to the period following the Closing Date;
          2.3.3 All product liability claims involving the Products that are first made after the Closing Date;
          2.3.4 All warranty claims (other than product liability claims, which are governed by Section 2.3.3) and returns of Products following the Closing Date; and
          2.3.5 All accounts payable and other expenses set forth on Exhibit B to the [*] Assignment, Assumption and Amendment Agreement.
     2.4 Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary, none of the liabilities or obligations of Seller other than the Assumed Liabilities shall be assumed or are being assumed by Buyer, and Seller shall retain and remain and hereby retains and remains solely liable for, all of the debts, expenses, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller, the business of Seller or the Purchased Assets, whether known or unknown, accrued or not accrued, fixed or contingent (collectively, the “Excluded Liabilities”), including the following:
          2.4.1 Any liability related to any Excluded Assets;
          2.4.2 Except as set forth in Section 2.3.5, any liability arising under the Assigned Contracts on or prior to the Closing Date or any liability for any breach by Seller or any other Person of any Assigned Contract prior to the Closing Date or any liability for Seller’s failure to pay any accounts payable outstanding under the Assigned Contracts on or prior to the Closing Date;
          2.4.3 Any product liability claims involving the Products that were first made on or prior to the Closing Date;
          2.4.4 Any liability, other than liabilities or obligations pursuant to Section 2.4.3, under any Action against Seller based, in whole or in part, on events occurring or circumstances existing on or before the Closing Date (the “Retained Claims”);
          2.4.5 Any liability or obligation related to Seller’s existing or former employees, consultants or independent contractors;
          2.4.6 Any liability for any Taxes incurred or accruing prior to the Closing Date with respect to Seller’s business or the Purchased Assets; and
          2.4.7 Any liability for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any Affiliate of Seller.

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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     2.5 Consideration. In consideration of Seller’s performance of this Agreement and transfer and delivery of the Purchased Assets to Buyer, Buyer shall (in accordance with the allocation provided for in Section 2.6) deliver to Seller (i) at Closing, the sum of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) (the “Closing Consideration”) by wire transfer to the account which Seller shall specify prior to the Closing Date (the “Account”), in immediately available funds; and (ii) after Closing, the Post-Closing Consideration as provided in Section 2.7 hereof.
     2.6 Allocation of Consideration. Within sixty (60) days after the Closing Date, Buyer shall provide to Seller Exhibit 2.6 which shall allocate the Consideration to be paid by Buyer to Seller at and after the Closing among each class of Purchased Assets (the “Purchase Price Allocation Schedule”). Each of Seller and Buyer shall prepare its federal, state, local and foreign Income Tax returns for all current and future tax reporting periods with respect to the transfer of the Purchased Assets to Buyer in a manner consistent with the Purchase Price Allocation Schedule. If any Governmental Entity challenges such allocation, the party first receiving notice of such challenge shall give the other party prompt notice of such challenge, and Seller and Buyer shall cooperate in good faith in responding to such challenge, in order to preserve the effectiveness of the Purchase Price Allocation Schedule. Neither Seller nor Buyer shall report the allocation of the Consideration in a manner inconsistent with the Purchase Price Allocation Schedule.
     2.7 Post-Closing Consideration.
          2.7.1 First Commercial Sale. Subject to Section 2.7.2, within thirty (30) days after the first to occur of (a) a Sale of Alaway™ Plus and (b) three (3) months after the FDA’s approval of the NDA for Alaway™ Plus (“FDA Approval”), Buyer shall deliver to Seller the sum of Eight Million Dollars ($8,000,000) (the “Post-Closing Consideration” and, together with the Closing Consideration, the “Consideration”) less amounts, if any, previously paid pursuant to Section 2.7.2, by wire transfer to the Account (or such other account as specified by Seller prior to the date the Post-Closing Consideration is due (the “Payment Due Date”)) in immediately available funds; provided, however, that in the event of an Offset Dispute such Payment Due Date shall be within ten (10) days of the final resolution of such Offset Dispute. In the event that amounts are owed to Buyer in connection with any Claims for Losses or Litigation Expenses properly noticed pursuant to Article IX of this Agreement, Buyer shall have the right (but not the obligation) to offset the amount of such Claims (the “Offset Amount”) up to a maximum amount of Two Million Three Hundred Thousand Dollars ($2,300,000) (the “Cap”); provided, however, that within thirty (30) days following Buyer’s receipt of FDA Approval, or within a reasonable period of time prior to a Sale of Alaway™ Plus, Buyer has delivered to Seller a reasonably detailed accounting of the Offset Amount. Seller may object to the Offset Amount (an “Offset Dispute”) by delivering to Buyer a reasonably detailed written statement describing its objection and its own accounting of the Offset Amount, if any. If Seller objects to the Offset Amount, the parties shall first attempt in good faith to resolve such Offset Dispute by mutual agreement. If the parties are unable to resolve such Offset Dispute within thirty (30) days of any objection by Seller, then either party may by notice to the other party refer the Offset Dispute to senior management of the parties for resolution. Within fifteen (15) days after delivery of such notice, representatives of senior management of each of the parties shall meet and attempt in good faith to resolve the Offset Dispute by mutual agreement. Should mutual resolution not be obtained at
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such meeting or should no such meeting take place within such fifteen (15) day period, then any party may commence an action in a court of competent jurisdiction as set forth in Section 10.8.
          2.7.2 Obligation to Develop. Notwithstanding any provision herein, including the provisions of this Section 2.7.2, Buyer is not obligated to continue development or commercialization of Alaway™ Plus in the event that Buyer makes a commercially reasonable, good faith determination to discontinue such development or commercialization. Notwithstanding the foregoing, if Buyer has not filed an NDA for Alaway™ Plus on or prior to the third (3rd) anniversary of the Closing Date (the “First Milestone Date”), then within thirty (30) days of the First Milestone Date Buyer, at its sole option, shall either (a) pay Seller an amount equal to the difference between Four Million Dollars ($4,000,000) and the Offset Amount (the “First Milestone Payment”) or (b) notify Seller (the “First Sale Notice”) that it has the right, for a period of ninety (90) days after receipt of the First Sale Notice (the “First Option Period”), to purchase from Buyer the right to develop, commercialize and market Alaway™ Plus in exchange for (i) assumption by Seller of liabilities and obligations that are consistent with the types of liabilities and obligations included in the Assumed Liabilities which Seller and Buyer shall agree upon in good faith and (ii) a cash payment of immediately available funds in an amount equal to the out-of-pocket costs plus the allocated portion of internal costs incurred by Buyer or its Affiliates in furtherance of the development and commercialization of Alaway™ Plus (the “Alaway™ Plus Purchase Option”) from the date hereof to the date of the First Sale Notice; provided, however, such purchase shall not include any rights in and to the trademark Alaway or the goodwill related thereto and neither Seller nor any Seller Affiliate shall take any action that conflicts with or impairs Buyer’s right, title, and ownership in and to the Alaway trademark and the goodwill related thereto, including using, registering, seeking to register or contesting the validity of Buyer’s Alaway trademark in any jurisdiction and shall not itself use any name, mark or designation that is confusingly similar to Buyer’s Alaway trademark (the “Alaway™ Plus Proviso”). If Buyer makes the First Milestone Payment and Buyer has not filed an NDA for Alaway™ Plus on or prior to the fifth (5th) anniversary of the Closing Date (the “Second Milestone Date”), then within thirty (30) days of the Second Milestone Date Buyer, at its sole option, shall either (x) pay Seller an amount equal to the difference between Four Million Dollars ($4,000,000) and any remaining Offset Amount or (y) notify Seller (the “Second Sale Notice”) that it has the right, for a period of ninety (90) days after receipt of the Second Sale Notice (the “Second Option Period”), to exercise the Alaway™ Plus Purchase Option from the date hereof to the date of the Second Sale Notice, subject to the Alaway™ Plus Proviso. During any First Option Period and Second Option Period, Buyer shall provide Seller reasonable access to all of the facilities, books and records of Seller related to Alaway™ Plus, and Buyer shall use commercially reasonable efforts to make Buyer’s officers, employees (including all technical employees), suppliers, customers, and contract manufacturers available to Seller as Seller shall from time to time reasonably request. Notwithstanding the generality of the foregoing, Seller agrees that its communications with Buyer’s officers, employees (including all technical employees), suppliers, customers, and contract manufacturers shall be coordinated with Buyer and conducted in a manner so as to interfere as little as possible with Buyer’s day-to-day business operations. If Buyer provides the First Sale Notice or the Second Sale Notice and Seller does not consummate the purchase of the right to develop, commercialize and market Alaway™ Plus during the First Option Period or the Second Option Period, as applicable, then Buyer shall have no further obligations to Seller under this Section 2.7.2; provided, however, that Buyer shall
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still be obligated to pay the Post-Closing Consideration to the extent it is required to do so pursuant to and in accordance with Section 2.7.1.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in the Disclosure Schedule setting forth exceptions to a specifically identified Section contained in this Article III and delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Buyer as follows:
     3.1 Organization, Power, Standing and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Seller has delivered to Buyer complete and correct copies of its Certificate of Incorporation and By-laws (“Organizational Documents”). Seller is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification except where failure to be so qualified or in such good standing will not result in a Material Adverse Effect.
     3.2 Power and Authority. Upon execution and delivery as contemplated herein, this Agreement will be a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights and general principles of equity. Seller has the requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The board of directors of Seller has duly authorized the execution and delivery of this Agreement and the performance of the Transactions.
     3.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance by Seller of the Collateral Documents to which it is a party and the consummation of the Transactions do not and will not (a) contravene any provision of the Organizational Documents; (b) constitute a breach by Seller of, or result in a Default by Seller under or cause the acceleration of any payments due from Seller pursuant to, any agreement, contract, indenture, lease or mortgage to which Seller is a party or by which any of the Purchased Assets are bound, or violate in any material respect any provision of any Law or Permit to which the Purchased Assets are subject, except for requirements for consents, waivers or notices of Persons set forth on Schedule 3.4.
     3.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of Seller is required in connection with the execution or delivery by Seller of this Agreement or the consummation of the Transactions other than (a) those specified in Schedule 3.4 which have not been obtained or (b) those specified in Schedule 3.4 which have previously been obtained.
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     3.5 Subsidiaries. Seller has no Subsidiaries and has no equity ownership in any other Person.
     3.6 Financial Statements; Undisclosed Liabilities.
          3.6.1 Financial Statements. Schedule 3.6.1 contains true and complete copies of the Financial Statements. The Financial Statements have been prepared from the books and records of Seller as prepared in the ordinary course of business. Except as disclosed in Schedule 3.6, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, the financial position of Seller for the periods and as of the dates specified therein and the results of its operations for the periods covered thereby.
          3.6.2 Undisclosed Liabilities. Seller does not have any obligations or liabilities of any kind (whether accrued, absolute, contingent, unliquidated, inchoate or otherwise, and whether due or to become due) that are related to the Purchased Assets except (a) liabilities reflected in the Financial Statements, (b) liabilities expressly disclosed in Schedule 3.6.2 or (c) immaterial obligations or liabilities that are not Assumed Liabilities and cannot reasonably be expected by Seller to impact Buyer’s business or the Purchased Assets after the Closing Date.
     3.7 Intentionally Omitted.
     3.8 Equipment; Inventory; Sufficiency of Assets.
          3.8.1 Equipment. Seller has good and marketable title or valid leasehold interests in and to the Equipment free and clear of all Liens (other than Permitted Liens). The Equipment is in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.
          3.8.2 Inventory. Schedule 3.8.2 sets forth the Inventory included within the Purchased Assets, all of which Inventory is located at [*].
          3.8.3 Sufficiency of Assets. The Purchased Assets, taken together with the licenses provided for in Section 6.12, constitute all of the tangible and intangible property used by Seller in its business related to the Products or that would be necessary, to Seller’s knowledge and subject to FDA approval where required with respect to any Purchased Asset, for Buyer to develop, commercialize, market or sell the Products to the extent that such development, commercialization, marketing or sale is conducted in accordance with the Assumed Contracts and Permits and all applicable Laws, except for Seller’s employees, consultants and other professional service or product development advisers, insurance policies, cash, general and administrative assets (including, sales, marketing and finance), interests in real property and other similar assets (including the Excluded Assets) not being transferred to Buyer pursuant to this Agreement.
     3.9 Assigned Intellectual Property.
          3.9.1 Intentionally Omitted.

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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          3.9.2 Intentionally Omitted.
          3.9.3 Intentionally Omitted.
          3.9.4 Title. Except as set forth on Schedule 3.9.4, Seller owns all right, title and interest in and to the Purchased Assets or, under the Inbound Technology Agreements is, to Seller’s knowledge, licensed legally enforceable rights to use the Purchased Assets and to make, have made, sell, offer to sell, import, license and distribute the Products. There are no Liens (other than Permitted Liens) on any of the Purchased Assets. Except for portions licensed pursuant to the Inbound Technology Agreements or rights granted pursuant to the Outbound Technology Agreements, to Seller’s knowledge, Seller holds valid and enforceable IP Rights in and to all of the Purchased Assets (including all of the Assigned Intellectual Property). Seller has used good faith in the prosecution of all patents included in the Purchased Assets and has performed the patent searches previously provided to Buyer or Buyer’s counsel. Except as set forth in Schedule 3.9.4, Seller did not use any Person other than past or current employees of, or consultants to, Seller (“Contributors”) in the development of the Products or the development, invention, creation and authoring of the Purchased Assets. All Contributors executed valid and binding written agreements with Seller under which the Contributors agreed to maintain confidentiality and assigned all right, title and interest in the Products and the Purchased Assets to Seller. None of the Contributors has any valid claim to ownership, joint ownership, or any other interest in or to any portion of the Products or the Purchased Assets (including the Assigned Intellectual Property).
          3.9.5 Inbound Technology Agreements. Seller uses certain IP Rights in connection with the Purchased Assets (“Inbound Technology”) which are licensed to Seller pursuant to written agreements providing Seller with licenses or other rights to develop, market, distribute, sell, license, use or otherwise exploit the Inbound Technology to the extent provided in such agreements (collectively, the “Inbound Technology Agreements”), each of which is identified on Schedule 3.9.5. Seller has provided to Buyer or to Buyer’s counsel true and complete copies of each such Inbound Technology Agreement. Seller has not received written notice, and, to Seller’s knowledge it has not received any other notice, of and, to Seller’s knowledge, there are no circumstances which would give rise to, any termination, Default, cancellation or breach under, any Inbound Technology Agreement.
          3.9.6 Outbound Technology Agreements. Seller has not: (a) sold, licensed, transferred or assigned to, or otherwise provided for the benefit of, any Person, any Assigned Intellectual Property, (b) granted any Person the right to sublicense any Assigned Intellectual Property to any other Person, or (c) granted any third party ownership rights in or to any Assigned Intellectual Property, except pursuant to written agreements (“Outbound Technology Agreements”), each of which is listed in Schedule 3.9.6. Seller has provided to Buyer or Buyer’s counsel true and complete copies of each such Outbound Technology Agreement.
          3.9.7 No Claims. (a) Seller has received no written notice, and, to Seller’s knowledge it has not received any other notice, of any claim, demand, suit or other assertion by any Person; and (b) except in connection with Inbound Technology Agreements, to Seller’s knowledge, there are no circumstances which would (or are reasonably likely to) give rise to any claim, demand, suit or other assertion by any Person other than a party to this Agreement, that
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such Person has superior rights, ownership or shared ownership requiring any payments to any Person other than as provided in this Agreement, or other interest of any kind or nature in or with respect to, the Assigned Intellectual Property.
          3.9.8 No Government Funding. Seller has not received funding from any Governmental Entity or any academic funding which (a) was used in the development of the Assigned Intellectual Property or the Products; or (b) precludes Buyer from making any desired change to the Assigned Intellectual Property or the Products or combining them with other technology or exploiting or marketing them in any manner.
          3.9.9 No Claims Against Contributors. To Seller’s knowledge, no Person has claimed or has reason to claim that any Contributor, by virtue of its participation in the development of the Assigned Intellectual Property, has thereby: (a) violated any of the terms or conditions of any employment, non-competition or non-disclosure agreement; (b) disclosed or utilized any trade secret or proprietary information or documentation in an unauthorized manner; (c) tortiously interfered with or breached any agreement; or (d) violated or exceeded the scope of any Law or agreement.
          3.9.10 Protection. Seller has taken reasonable measures to protect the proprietary rights owned by Seller to the Assigned Intellectual Property. In no instance has the eligibility of the Assigned Intellectual Property (excluding the portions licensed under the Inbound Technology Agreements) for protection under applicable Law been forfeited to the public domain for any reason.
          3.9.11 Noninfringement. To Seller’s knowledge, the creation, generation, development, or use of the Assigned Intellectual Property and the manufacture, marketing, or sale of the Products do not infringe or misappropriate any IP Right of any Person. Seller has not received written notice, and, to Seller’s knowledge it has not received any other notice, of and has no knowledge of any complaint, assertion, threat or allegation that would contradict the foregoing. For purposes of this Section 3.9.11, knowledge shall not be inferred solely because the claimant complied with patent marking requirements or statutory copyright notice provisions.
          3.9.12 Judgments and Settlements. The Assigned Intellectual Property and, to Seller’s knowledge, the right of any third party licensor to the intellectual property licensed pursuant to the Inbound Technology Agreements, are not subject to any outstanding settlement agreement, order, ruling, decree, judgment, or stipulation preventing their use by Buyer after the Closing Date.
          3.9.13 Warranties and Warranty Claims. Other than as set forth in the Outbound Technology Agreements and except for indemnification obligations set forth in certain of the Assigned Contracts, Seller has not made any written or other binding warranty or representation with respect to any of the Assigned Intellectual Property, or any product that embodies or utilizes any of it.
     3.10 IP Rights.
          3.10.1 Patents. Schedule 3.10.1 lists: (a) all patents and patent applications (United States and foreign) that have been issued or assigned to Seller, and (b) all invention
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disclosure statements prepared by or for Seller, in each case, claiming or disclosing inventions used in or necessary to use, develop, sell, offer to sell or market the Products. Except as set forth in Schedule 3.10.1, Seller has provided to Buyer or Buyer’s counsel true and complete copies of all such patent and patent applications (as amended to date) and has provided to Buyer or Buyer’s counsel all of Seller’s internal documentation, the prosecution files of patent counsel, a copy of the file wrapper and any validity opinions and valuations, whether internally or externally prepared, relating to such patents, applications and invention disclosure statements, and has provided to Buyer or Buyer’s counsel true and complete copies of all other written documentation evidencing ownership, prosecution and enforcement (if applicable) of each such item. Neither Seller nor any Affiliate of Seller owns or has rights to any patent or patent application that will affect Buyer’s rights in the Assigned Intellectual Property, other than as set forth on Schedule 3.10.1.
          3.10.2 Copyrights and Trademarks. (a) Schedule 3.10.2 lists all worldwide registered copyrights owned by Seller that constitute Assigned Intellectual Property used by Seller in respect of the Purchased Assets (the “Copyrights”), along with information as to Seller’s ownership thereof or licenses or rights therein and registration thereof. All worldwide trademarks (including words, phrases, symbols, product shapes or logos), service marks, trademark registrations, trade names and trade dress, and the goodwill related thereto that constitute Assigned Intellectual Property or are owned by Seller and used by Seller solely in respect of the Purchased Assets (collectively, the “Trademarks”) are listed on Schedule 3.10.2 (whether registered, filed or common law), along with information as to Seller’s ownership thereof and registrations or applications and related information thereof (including but not limited to any applicable docketing or filing deadline dates occurring within six (6) months from the date of this Agreement). Seller has filed and used the Trademarks in good faith and has performed the trademark searches previously provided to Buyer or Buyer’s counsel. No Trademark filing, registration or application with a Governmental Entity identified in Schedule 3.10.2 (except as listed therein) has expired or been canceled, and Seller has not received written notice, and, to Seller’s knowledge it has not received any other notice, of any third party claim or petition for cancellation or opposition, or any outstanding office action from the relevant Governmental Entity responsible for trademark filings with respect to any such registration or application that has not been provided to Buyer or Buyer’s counsel. Except as listed on Schedule 3.10.2, (i) there are no restrictions on the use of the Copyrights or Trademarks that would affect Buyer’s use of the Copyrights or Trademarks after the Closing Date, and (ii) to Seller’s knowledge, no Copyrights and Trademarks are being infringed, violated, misappropriated or otherwise conflicted with by any Person.
          (b) (i) The Copyrights and Trademarks are valid, in full force and effect, enforceable and owned exclusively by Seller (except as provided in Schedule 3.10.2), (ii) Seller has the unencumbered and unrestricted right to use, license and convey ownership and title of all the Copyrights and Trademarks to Buyer free and clear of all Liens (other than Permitted Liens), (iii) Seller has not granted to any party the right to use the Copyrights and Trademarks except in connection with the Assigned Contracts or as set forth on Schedule 3.10.2, (iv) Seller has not received written notice, and, to Seller’s knowledge it has not received any other notice, of any claim, demand, suit or other assertion by any Person, and, to Seller’s knowledge, there are no circumstances which would (or are reasonably likely to) give rise to any claim, demand, suit or other assertion by any Person other than a party to this Agreement, that such Person has superior
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rights, ownership or shared ownership requiring any payments or transfer of the Copyrights and Trademarks to any Person other than as provided in this Agreement, or other interest of any kind or nature in or with respect to, the Copyrights and Trademarks, (v) Seller has taken reasonable measures to protect the proprietary rights of Seller to the Copyrights and Trademarks and in no instance has the validity, ownership or eligibility of the Copyrights and the Trademarks for protection under applicable Law been forfeited to the public domain or any Person for any reason, and (vi) to Seller’s knowledge, the Copyrights and Trademarks do not infringe or otherwise conflict with the IP Rights of any Person and Seller has not received written notice, and, to Seller’s knowledge it has not received any other notice, of and has no knowledge of any complaint, assertion, threat or conflict that would contradict the foregoing, except as provided in Schedule 3.10.2.
          3.10.3 Know-How. Seller has used reasonable commercial efforts to safeguard and protect the confidentiality of the Know-How. Seller has no knowledge of any violation of the Know-How protection practices and procedures of Seller by any Person or the misappropriation of any Know-How by any Person. Seller has no knowledge that (a) any of the Know-How is presently invalid or unprotectable, or (b) any Know-How has become part of the public domain.
     3.11 Contracts. Set forth on Schedule 3.11 is a list of all Assigned Contracts and written contracts with any Person relating to professional services or product development with respect to the Purchased Assets (the “Contracts”), true and complete copies of which (and all amendments and modifications thereof and consent and waivers thereunder) Seller has provided to Buyer or Buyer’s counsel. There is no Default on the part of Seller, or written notice of or knowledge of Seller of any Default on the part of any other party, in the performance of any obligation to be performed or paid under any Contract.
     3.12 Restrictions on Purchased Assets. Except as set forth on Schedule 3.12 and except for the Inbound Technology Agreements and Outbound Technology Agreements, there is no agreement to which Seller, with respect to the Purchased Assets, is a party or, to Seller’s knowledge by which it is otherwise bound, nor any judgment, injunction, order or decree affecting the Purchased Assets which prohibits or limits the scope of development or marketing of the Products. Buyer is not and after the Closing Date neither it nor the Purchased Assets shall be bound by the agreements set forth on Schedule 3.12.
     3.13 Suppliers. Schedule 3.13 lists all of the suppliers with respect to the Purchased Assets.
     3.14 Litigation; Product Liability.
          3.14.1 Litigation. There are no Actions pending by or against or, to Seller’s knowledge, threatened, and since the March 10, 2005, there have not been pending any Actions, against Seller related to the Purchased Assets and since March 10, 2005 there have not been any such Actions related to the Purchased Assets; and Seller is not subject to, or in Default of, any outstanding order, writ, injunction, judgment or decree of any Governmental Entity related to the Purchased Assets.
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          3.14.2 Product Liability. There are no Actions presently pending or, to the knowledge of Seller, threatened, and since March 10, 2005, there have not been pending any Actions, that are based on any legal or equitable theory of recovery whatsoever, arising out of any injury to individuals or property as a result of the ownership, possession or use of, or from any defect or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, representation or condition relating to, any of the Products. There has never been any recall conducted with respect to any of the Products.
     3.15 Compliance with Laws and Permits. Seller is in compliance in all material respects with all Laws applicable to the Purchased Assets. Seller has not received any written notice, and to Seller’s knowledge it has not received any other notice, of any asserted failure to comply with such Laws. Seller holds all Permits necessary for the ownership, manufacture, use and development of the Purchased Assets.
     3.16 Conflicts of Interest. Except as set forth on Schedule 3.16, neither Seller nor, to its knowledge, any of its directors or Affiliates, is an officer, director, employee or consultant of, or owns or otherwise controls any Person which is, or is engaged in business as, a competitor, customer or supplier of the Purchased Assets. Notwithstanding the foregoing, Seller is making no representation with respect to any actual or potential conflicts of interest of its directors who represent any of its venture capital investors or any fund, general partner or management company that such directors represent or in which such funds, general partners or management companies have an interest.
     3.17 Brokers’ or Finders’ Fees. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.
     3.18 Insurance. Seller has maintained product liability insurance since March 10, 2005 and, since that date, has neither made nor been entitled to make any claims thereunder.
     3.19 Disclosure. No representation or warranty made by Seller in this Agreement, the Collateral Documents or the certificates delivered pursuant to Section 8.2.2 (d), (e) and (f) contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     4.1 Organization. Buyer is a corporation duly organized, validly existing and subsisting under the laws of the State of New York and has the requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets owned and operated by it.
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     4.2 Power and Authority. Upon execution and delivery as contemplated herein, this Agreement will be a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights and general principles of equity. Buyer has the requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The board of directors of Buyer has duly authorized the execution and delivery of this Agreement and the performance of the Transactions. No approval of the stockholders of Buyer is required with respect to the consummation of the Transactions.
     4.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Buyer, the execution, delivery and performance by Buyer of the Collateral Documents to which it is a party and the consummation of the Transactions do not and will not (a) contravene any provision of the organizational documents of Buyer, or (b) constitute a breach of, or result in a Default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which Buyer is a party or by which either Buyer or its assets is bound, or violate any provision of any applicable Law, permit or license to which Buyer is subject, where any such breaches, Defaults or violations would materially impair the ability of Buyer to consummate and perform the Transactions.
     4.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement or required of Buyer in connection with the consummation of the Transactions other than (a) those which have previously been obtained, or (b) such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of Buyer to consummate the Transactions.
     4.5 Brokers’ and Finders’ Fees. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.
ARTICLE V
INTENTIONALLY OMITTED
ARTICLE VI
OTHER COVENANTS
     6.1 Reasonable Commercial Efforts. Seller and Buyer will use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable.
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     6.2 Laws Affecting Transfer of Permits. Seller shall and, if required, Buyer shall make any necessary filings with the appropriate Governmental Entities required to transfer the Permits under applicable Laws.
     6.3 Public Announcements. On or after the Closing Date, Buyer and Seller shall not (nor shall they permit any of their respective Affiliates to), without prior consultation with the other party and such other party’s review of and consent to any public announcement concerning the Transactions, issue any press release or announcement concerning this Agreement or the Transactions without the consent of the other, except for disclosures required by Law, in which case such press releases or announcements shall be reviewed and approved by both Buyer and Seller in advance, and except for announcements as may be reasonably necessary in connection with obtaining the consents set forth on Schedule 3.4. During such period Seller and Buyer shall, to the extent practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of its issuance and to reflect the reasonable and good faith comments of such other party. The parties intend that the initial announcements (other than announcements as may be reasonably necessary in connection with obtaining the consents set forth on Schedule 3.4) of the terms of the Transactions shall be made promptly following the execution of this Agreement in the forms attached hereto as Exhibits 6.3-A and 6.3-B.
     6.4 Confidentiality. Following the Closing Date, Seller shall, and shall use commercially reasonable efforts to cause its personnel, agents and consultants (including the parties to the Contracts set forth on Schedule 3.11 identified with an *) to, hold in strict confidence, not disclose to any Person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential business or technical information remaining in their possession concerning the Purchased Assets (the “Confidential Information”). In furtherance of the foregoing, if Seller becomes aware of a breach of any confidentiality obligations by any of its personnel, agents or consultants (including any party to the Contracts set forth on Schedule 3.11 identified with an *), whether from Buyer or otherwise, Seller shall diligently enforce such confidentiality obligations, notify Buyer of such breach (if Buyer did not notify Seller) and keep Buyer informed on a regular basis of the status of its efforts, it being understood that Seller shall have the right (but not the obligation unless requested by Buyer, in which case Seller shall have the obligation) to bring suit to enforce the confidentiality obligations or recover damages for breach of such confidentiality obligation and, if Buyer asks Seller to bring any such suit then all of the expenses of any such suit shall be borne by Buyer (and Buyer shall have the right to participate with Seller in such action). Notwithstanding the foregoing, Buyer’s prior written consent shall not be required with respect to disclosures and uses of Books and Records related to the Excluded Assets to the extent Confidential Information related to the Purchased Assets is excluded or redacted therefrom.
     6.5 Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar taxes or fees which may be imposed or assessed as the result of the Transactions (“Transfer Taxes”), together with any interest or penalties with respect thereto shall be paid by Seller at its sole expense. Seller will prepare and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes when due, at its sole expense, and, if required by applicable Law, Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation. Seller shall promptly provide Buyer with copies
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of such Tax Returns. All Transfer Tax Returns shall be prepared on a basis consistent with the Purchase Price Allocation Schedule.
     6.6 HSR Filing. Buyer and Seller shall have determined, upon advice of counsel, that no filing is required pursuant to the Hart-Scott-Rodino Act (“HSR Act”). Buyer and Seller shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with formalizing such determination.
     6.7 Cooperation Regarding Audits and Litigation. Upon reasonable prior written notice given by Buyer to Seller or Seller to Buyer, as the case may be, each party shall provide the other with access to such information and employees as either party may reasonably request in connection with any audits, actions, suits or proceedings relating to the Purchased Assets or the Retained Claims.
     6.8 Insurance Claims. After the Closing Date, Seller and Buyer shall cooperate with Seller’s insurers in processing all claims arising with respect to acts, omissions, or occurrences in connection with or related to the Purchased Assets prior to the Closing Date and shall cooperate with Buyer’s insurers in processing all claims with respect to acts, omissions, or occurrences in connection with or related to the Purchased Assets after the Closing Date.
     6.9 Additional Assurances. After the Closing Date, Seller shall and shall cause its Affiliates to take such additional actions and execute any such additional documents and instruments as may be reasonably necessary to fully vest Seller’s ownership, rights and privileges in the Purchased Assets in Buyer. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset is prohibited by any applicable Law or would require any Governmental Entity or other third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing and Buyer shall have waived the applicable condition to Closing with respect to such item(s), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, the parties shall use reasonable efforts and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits and liabilities of use of such Purchased Asset. Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of a Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall and shall cause its Affiliates to promptly assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Purchased Asset to Buyer for no additional consideration. To the extent that any such Purchased Asset cannot be transferred or the full benefits and liabilities of use of any such Purchased Asset cannot be provided to Buyer following the Closing pursuant to this Section 6.9, then Buyer and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) designed to provide to Buyer the economic and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder to the extent permitted by Law.
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     6.10 Covenant Not to Compete.
          6.10.1 For a period of three (3) years after the Closing Date, each of Seller and Dan Myers agree that it will not, and Seller agrees that it will cause its Affiliates not to, alone or with any other Person, (a) develop, sell, distribute, market or service any over-the-counter opthamological product similar to (including copyright, trademark or trade dress) or that competes with or could compete with any of the Products (the “Competitive Activity”), or (b) directly or indirectly (i) hold or invest in any equity (or debt convertible into equity) of, or (ii) manage, operate or control, any Person that engages in any Competitive Activity; provided, however, that each of Seller, such Affiliates and Dan Myers, may directly or indirectly own up to five percent (5%) of the issued and outstanding securities of any publicly held corporation; and, further provided, that this Section 6.10.1 shall not apply to or in anyway restrict Seller’s activities related to or in connection with Soothe®; and, further provided, that this Section 6.10.1 shall not apply to any third party acquirer of all or substantially all of Seller’s business assets or stock in an arms’ length transaction.
          6.10.2 In the event Seller, any Seller Affiliate or Dan Myers breaches, or threatens to commit a breach of, any of the provisions of Section 6.10.1 (the “Restrictive Covenants”), Buyer shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity: (a) the right and remedy to seek to enjoin the breaching party from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer; and (b) the right and remedy to seek to require the breaching party to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by such party as the result of any transactions constituting a breach of the Restrictive Covenants.
          6.10.3 Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
          6.10.4 The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Buyer’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective
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jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
     6.11 Post-Closing Services. Notwithstanding the provisions of Section 6.10 hereof, from and after the Closing Date, Seller shall, for the benefit of Buyer, perform the services set forth on Exhibit 6.11 hereto on the terms and conditions and, in the case of the services, for the further consideration, set forth therein.
     6.12 License of Know-How. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer a non-exclusive, assignable, royalty-free, irrevocable, worldwide license, with the right to sublicense, to use its proprietary rights in the Know-How related to the Products to the extent that such Know-How is necessary for Buyer’s research, development, production, marketing and sale of the Products and for no other purpose. In connection with the license of Know-How granted pursuant to this Section 6.12, Buyer shall, and shall use commercially reasonable efforts to cause its personnel and agents to, (a) hold the Know-How in strict confidence, (b) not disclose the Know-How to any Person without the prior written consent of Seller, which shall not be unreasonably withheld, and (c) not use the Know-How in any manner whatsoever, except in each case of (a), (b) and (c) as expressly contemplated or permitted by the license granted in the first sentence of this Section 6.12.
     6.13 Good Faith Negotiations Related to Sale of Soothe®. Buyer and Seller agree to negotiate in good faith a separate purchase agreement with respect to a sale of all of Seller’s right, title and interest in assets and rights related to Soothe® to Buyer for a period commencing on the Closing Date and concluding on January 17, 2007 (the “Negotiation Period”). During the Negotiation Period, Seller shall not, directly or indirectly, through its Affiliates, directors, officers, shareholders, employees, agents, representatives or otherwise, offer for sale or participate in negotiations, discussions or due diligence reviews, with respect to the sale, license or other transfer of rights or assets related to Soothe®, directly or indirectly, with any Person other than Buyer. Unless otherwise agreed to by Buyer and Seller, Buyer and Seller agree that the definitive purchase agreement, if any, governing a sale of Soothe® to Buyer shall provide (a) for a purchase price of no more than Seven Million Five Hundred Thousand Dollars ($7,500,000) in cash to Seller (provided Seller’s net sales of Soothe® during the first seven (7) months of 2007 are not less than Two Million Dollars ($2,000,000)), (b) that Buyer’s obligation to consummate such purchase of Soothe® shall be contingent on, among other things, (i) there having not been a notice of or other Action involving negative FDA observations regarding the Soothe® manufacturing facility, notice of or other action involving product withdrawal or recall with respect to Soothe®, notice of or other action involving personal injuries associated with Soothe®, and (ii) Seller’s net sales of Soothe® during the first seven (7) months of 2007 being equal to a mutually agreed upon dollar amount and (c) for a formula for reducing the purchase price in the event that Seller’s net sales of Soothe® during the first seven (7) months of 2007 are less than a mutually agreed upon dollar amount (the “Soothe® Terms”). During the Negotiation Period, Buyer will provide Seller with reasonable access to the manufacturing facility of Buyer into which Soothe® would be transferred solely to allow Seller to analyze the feasibility of such transfer, and Buyer shall use commercially reasonable efforts to make Buyer’s officers, employees (including all technical employees), suppliers, customers, and contract manufacturers available to Seller for such purpose as Seller shall from time to time reasonably request. Notwithstanding the generality of the foregoing, Seller agrees that its communications with
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Buyer’s officers, employees (including all technical employees), suppliers, customers, and contract manufacturers shall be coordinated with Buyer and conducted in a manner so as to interfere as little as possible with Buyer’s day-to-day business operations. If, at the conclusion of the Negotiation Period, Buyer and Seller have not reached agreement with respect to a sale of Soothe® to Buyer, Seller shall submit a final Soothe® offer to Buyer for its consideration (the “Final Offer”). If Buyer has not accepted the Final Offer within five (5) days following its receipt thereof, Seller shall have a period of sixty (60) days (the “Third Party Negotiation Period”) to negotiate the sale of Soothe® to any third party on terms, in the aggregate, no less favorable that the terms set forth in the Final Offer (a “Third Party Sale”). In the event Seller has not executed a definitive agreement with respect to a Third Party Sale at the conclusion of the Third Party Negotiation Period, Buyer and Seller shall repeat the negotiation process described in this Section 6.14; provided, that the Negotiation Period shall be the fifteen (15) day period commencing on the date following the conclusion of the Third Party Negotiation Period.
ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING
     7.1 Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the Transactions on the Closing Date shall be subject to the satisfaction or the waiver by Buyer of the following conditions on or prior to the Closing Date:
          7.1.1 Representations and Warranties; Compliance with Agreement. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except to the extent that any representation is qualified by its terms with reference to materiality, in which case such representation shall be true and correct as written) as of the date of this Agreement and, except for any changes contemplated by this Agreement or representations that expressly speak as of a certain date, as of the Closing Date as though made on and as of the Closing Date; Seller shall have performed all covenants and agreements to be performed by it under this Agreement in all material respects (except to the extent that any covenants are qualified by its terms with reference to materiality, in which case such covenant shall have been performed as written) on or prior to the Closing Date; and Seller shall have delivered to Buyer a certificate of Seller’s chief executive officer or chief financial officer to such effect, dated the Closing Date, in form and substance reasonably satisfactory to Buyer;
          7.1.2 Government Approvals. All consents or approvals of the Transactions by Governmental Entities shall have been granted;
          7.1.3 Litigation Affecting Closing. No action, suit or proceeding shall have been instituted by any Governmental Entity, before a court or Governmental Entity, to restrain or prevent the consummation of the Transactions or the performance by any of the parties hereto of their respective obligations under or with respect to this Agreement and no statute shall have been enacted and there shall be no injunction, restraining order or decree or any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the Transactions;
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          7.1.4 Required Consents. Except as expressly indicated on Schedule 3.4 as not being a consent required by Buyer on the Closing Date, the consents set forth on Schedule 3.4 shall have been obtained on terms that do not, without Buyer’s consent, modify any Assigned Contract in a manner that would impose an obligation on Buyer after the Closing Date other than those set forth in any such Assigned Contract on the date of this Agreement;
          7.1.5 No Material Adverse Effect. There shall not have been any occurrence or event which, individually or in the aggregate, (i) has resulted in or which Seller reasonably expects will result in any Material Adverse Effect and Seller shall have delivered to Buyer a certificate of its chief executive officer to such effect, dated the Closing Date, or (ii) Buyer reasonably expects will result in any Material Adverse Effect;
          7.1.6 Opinion of Counsel for Seller. Outside counsel for Seller shall have delivered to Buyer its opinion, dated the Closing Date, in the form of Exhibit 7.1.6;
          7.1.7 Collateral Documents. Seller shall have executed and delivered to Buyer the Collateral Documents to which it is a party; and
          7.1.8 Other Documents. Seller shall have delivered to Buyer such other documents and instruments as Buyer or its counsel may reasonably request in good faith to effect the transfer of the Purchased Assets pursuant to this Agreement.
     7.2 Conditions to Obligations of Seller to Close. The obligation of Seller to consummate the Transactions on the Closing Date shall be subject to the satisfaction or the waiver by Seller of the following conditions on or prior to the Closing Date:
          7.2.1 Representations and Warranties; Compliance with Agreement. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except to the extent that any representation is qualified by its terms with reference to materiality, in which case such representation shall be true and correct as written) as of the date of this Agreement and, except for any changes contemplated by this Agreement or representations that expressly speak as of a certain date, as of the Closing Date as though made on and as of the Closing Date; Buyer shall have performed all covenants and agreements to be performed by them under this Agreement in all material respects (except to the extent that any covenants are qualified by its terms with reference to materiality, in which case such covenant shall have been performed as written) on or prior to the Closing Date; and Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer to such effect, dated the Closing Date, in form and substance reasonably satisfactory to Seller;
          7.2.2 Litigation Affecting Closing. No action, suit or proceeding shall have been instituted by any Governmental Entity, before a court or Governmental Entity, to restrain or prevent the consummation of the Transactions or the performance by any of the parties hereto of their respective obligations under or with respect to this Agreement and no statute shall have been enacted and there shall be no injunction, restraining order or decree or any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the Transactions;
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          7.2.3 Collateral Documents; Consents. Buyer shall have executed and delivered to Seller the Collateral Documents to which it is a party; and
          7.2.4 Other Documents. Buyer shall have delivered to Seller such other documents and instruments as Seller or its counsel may reasonably request in good faith connection with the assumption of the Purchased Assets and the Assumed Liabilities.
ARTICLE VIII
THE CLOSING
     8.1 Time and Place. The Closing shall be held on the date of execution of this Agreement (the “Closing Date”) at the offices of Nixon Peabody LLP, Rochester, New York.
     8.2 Conduct of Closing.
          8.2.1 As to Buyer. At the Closing, Buyer shall, in exchange for the Purchased Assets, deliver to Seller, in each case duly executed by Buyer:
               (a) The Closing Consideration;
               (b) The certificate required by Section 7.2.1;
               (c) A certificate dated the Closing Date and signed on behalf of Buyer by its respective Secretary or Assistant Secretary attaching (i) a certificate issued by the Secretary of State of New York as of a date within fifteen (15) business days of the Closing Date evidencing that Buyer is a subsisting corporation, and (ii) specimen signatures of the incumbent officers of Buyer executing this Agreement, the Collateral Documents and the certificates being delivered pursuant to this Agreement;
               (d) The Collateral Documents to which Buyer is a party; and
               (e) Such other documents and instruments as Seller or its counsel may reasonably request pursuant to Section 7.2.5.
          8.2.2 As to Seller. Seller shall deliver or shall cause to be delivered to Buyer, in each case duly executed by Seller:
               (a) The Collateral Documents to which Seller is a party;
               (b) The Purchased Assets;
               (c) The certificate required by Section 7.1.1;
               (d) The certificate required by Section 7.1.5;
               (e) A certificate dated the Closing Date and signed on behalf of Seller, by its Secretary or Assistant Secretary, attaching (i) a certificate of good standing from the Secretary of State of the State of Delaware dated as of a date within fifteen (15) business days of
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the Closing Date, (ii) a copy of the resolutions of the Board of Directors of Seller authorizing and approving this Agreement and the Collateral Documents to which it is a party and the consummation of the Transactions and authorizing the officers of Seller to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement, and (iii) specimen signatures of the incumbent officers of Seller executing any documents executed and delivered pursuant to or in connection with this Agreement;
               (f) The opinion of counsel specified in Section 7.1.6; and
               (g) Such other documents and instruments as Buyer or its counsel may reasonably request pursuant to Section 7.1.8.
ARTICLE IX
SURVIVAL AND INDEMNIFICATION
     9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall, notwithstanding any investigation by or notice by or to any party prior to the Closing Date, survive the Closing until eighteen (18) months following the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.17, 3.8.3, and 3.9.4 (the “Seller Fundamental Representations”) shall survive until the expiration of all statutes of limitations applicable thereto, the representations and warranties of Seller contained in Sections 3.9.11 and 3.10.2 shall survive the Closing until February 28, 2009, and the representations and warranties of Buyer contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 (the “Buyer Fundamental Representations”) shall survive until the expiration of all statutes of limitations applicable thereto. In the event notice of any Claim for indemnification under Section 9.4 shall have been given prior to midnight on the last day of the applicable survival period (the “Expiration Date”), the representations and warranties that are the subject of such Claim shall survive until the Claim is finally resolved. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed.
     9.2 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Affiliates, and each of their respective employees, directors, agents and representatives (collectively, the “Buyer Indemnified Parties”), on an after-tax basis, from and against any and all Loss and Litigation Expense, which they, or any of them, may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty of Seller, (b) the failure of Seller to perform any of its covenants or agreements contained in this Agreement, (c) the failure by Seller to satisfy any liability or obligation which is an Excluded Liability, (d) the failure of Seller or its Affiliates to pay any Transfer Taxes which Seller is required to pay pursuant to Section 6.5 or any other costs or expenses which are the responsibility of Seller, or (e) the failure of any of Seller’s personnel, agents or consultants (including a party to the Contracts set forth on Schedule 3.11 identified with an *) to hold in strict confidence, not disclose to any Person without the prior written consent of Buyer, or not use in any manner whatsoever, any Confidential Information; provided, however, that Seller shall not be required to indemnify and hold harmless the Buyer Indemnified
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Parties pursuant to Section 9.2(a) with respect to any Loss and Litigation Expense incurred by the Buyer Indemnified Parties until the amount of Loss and Litigation Expense suffered by the Buyer Indemnified Parties related to each individual Claim exceeds Twenty Thousand Dollars ($20,000) (the “Minimum Claim Amount”); provided, further, however, that the aggregate amount that Seller shall be required to indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 9.2(a) with respect to all Loss and Litigation Expense incurred by all Buyer Indemnified Parties shall not exceed the Cap; provided further, however, that the Cap shall not apply with respect to any Loss and Litigation Expense resulting from a breach of any Seller Fundamental Representation (other than 3.8.3) or from fraud or intentional misrepresentation of Seller and the Minimum Claim Amount shall not apply with respect to any Loss and Litigation Expense resulting from fraud or intentional misrepresentation of Seller. With respect to Seller’s indemnification obligation in clause (e) above, notwithstanding anything to the contrary in this Agreement, (i) Seller shall not be liable to Buyer if Buyer (x) requests Seller to bring an action against Seller’s personnel, agents or consultants to protect such Confidential Information or recover damages as contemplated by Section 6.4, and Buyer does not promptly pay all Litigation Expenses associated with such action (or provide other assurance reasonably acceptable to Seller that such payment will be made) or (y) does not request Seller to bring such action, and (ii) Seller’s liability shall not extend to any Litigation Expense incurred by Buyer that is associated with such action against Seller’s personnel, agents or consultants.
     9.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its Affiliates and each of their respective employees, directors, agents and representatives (collectively, the “Seller Indemnified Parties”), on an after-tax basis, from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty, (b) the failure of Buyer to perform any of its covenants or agreements contained in this Agreement, (c) the failure by Buyer to satisfy any liability or obligation which is an Assumed Liability, or (d) the failure of Buyer or its Affiliates to pay any other costs or expenses which are the responsibility of Buyer; provided, however, that Buyer shall not be required to indemnify and hold harmless the Seller Indemnified Parties pursuant to Section 9.3(a) with respect to any Loss and Litigation Expense incurred by the Seller Indemnified Parties until the amount of Loss and Litigation Expense suffered by the Seller Indemnified Parties related to each individual Claim exceeds the Minimum Claim Amount; provided, further, however, that the aggregate amount that Buyer shall be required to indemnify and hold harmless the Seller Indemnified Parties pursuant to Section 9.3(a) with respect to all Loss and Litigation Expense incurred by all Seller Indemnified Parties shall not exceed the Cap; provided further, however, that the Cap shall not apply with respect to any Loss and Litigation Expense resulting from a breach of any Buyer Fundamental Representation or from fraud or intentional misrepresentation of Buyer and the Minimum Claim Amount shall not apply with respect to any Loss and Litigation Expense resulting from fraud or intentional misrepresentation of Buyer.
     9.4 Procedure. Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim (“Claim”) which may result in a Loss, and prior to the Expiration Date, the Person seeking indemnity under this Article IX (the “Indemnitee”) shall give written notice thereof to the party from whom indemnification is sought (the “Indemnitor”). The Indemnitor shall have the right, at its expense,
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to defend, contest or compromise such Claim, through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee’s attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of one firm), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in the defense of all Claims. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. If the Indemnitor, after written notice from Indemnitee, (a) fails within thirty (30) days after receipt of such notice to notify the Indemnitee (i) of its intent to defend against such Loss or Claim and (ii) that it irrevocably acknowledge its obligation to indemnify the Indemnitee pursuant to this Agreement for such Loss or Claim, or (b) after providing such notice fails to defend, contest, or otherwise protect against such Loss or Claim, or (c) after commencing to defend, contest or otherwise protect against such Loss or Claim fails to diligently continue to defend, contest or otherwise protect against the same, then in any such case the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor. If the Indemnitor provides the Indemnitee with the notice contemplated by this Section 9.4(a)(i) and (ii), then the Indemnitor may settle or compromise the entry of any judgment (x) which includes the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (y) which would not adversely affect the right of Indemnitee and its Affiliates to own, hold use and operate their respective assets and businesses.
     9.5 No Subrogation. Subject to Section 2.7.2, if any payment is made by or Claim asserted against Seller under the terms of this Article IX, none of Seller Indemnified Parties shall have any rights against the Purchased Assets, whether by reason of contribution, indemnification or otherwise and shall not take any action against the Purchased Assets with respect thereto. Except as set forth in Section 2.7.2, any rights which Seller Indemnified Parties may have, by operation of law or otherwise against the Purchased Assets are, effective on the Closing Date, hereby expressly and knowingly waived.
     9.6 Sole Remedy. The indemnification provided for in this Article IX shall be the sole and exclusive remedy of any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, with respect to any Loss and Litigation Expense for which indemnification is owed pursuant to this Article IX.
ARTICLE X
MISCELLANEOUS
     10.1 Headings and References. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. Any reference in this Agreement to an Article, Section or Exhibit, unless it clearly refers to another instrument, means the specified Article, Section or Exhibit of this Agreement and any reference to Schedule means a Schedule to this Agreement.
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     10.2 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.
     10.3 Expenses. Regardless of whether the Closing occurs and except as otherwise expressly provided herein, each of Seller and Buyer shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.
     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the Person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by documented overnight delivery services, charges prepaid, to such party’s address:
     If to Buyer, to:
Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701
Attention: Vice President Business Development
     With a copy to:
Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701
Attention: General Counsel
     and to:
Nixon Peabody LLP
1100 Clinton Square
Rochester, New York 14604-1792
Attention: Lori B. Green, Esq.
     If to Seller to:
Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, Georgia 30005
Attention: Dan Myers
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     With a copy to:
Gunderson Dettmer LLP
610 Lincoln Street
Waltham, Massachusetts 02451
Attention: Jay Hachigian, Esq.
or to such other Person or address as any of the foregoing may have designated for that purpose by notice to the others.
     10.5 Waiver; Consents. The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the person authorized by the consenting party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.
     10.6 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement to any Affiliate of Buyer but only if Buyer shall remain liable for its obligations hereunder, and Buyer and Seller may assign this Agreement to any acquirer of all or substantially all of its business assets or any successor entity upon the occurrence of a merger, consolidation or other reorganization, in each case provided that the assignee confirms and acknowledges the obligations of Buyer or Seller, as the case may be, under this Agreement and the Collateral Documents. Any attempted assignment in contravention with the foregoing shall be void. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.
     10.7 Governing Law. This Agreement, including any dispute or controversy arising out of or related to this Agreement or the breach thereof, shall be subject to, governed by, and construed in accordance with, the substantive and procedural laws of the State of New York, without reference to its principles of conflict of laws.
     10.8 Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the Transactions except as expressly provided in Article IX.
     10.9 Submission to Jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the United States of America located in Monroe County, New York for any actions, suits or proceedings arising out of or relating to this Agreement, the Collateral Documents or the transactions contemplated hereby or thereby, and the parties agree not to commence any action, suit or proceeding relating
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thereto except in such courts, and further agree that service of any process, summons, notice or documents by U.S. registered mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Collateral Documents or the transactions contemplated hereby or thereby, in the federal courts of the United States of America located in Monroe County, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.
     10.11 Entire Agreement; Amendments. This Agreement and the Collateral Documents constitute the entire understanding among the parties hereto with respect to the subject matter contained herein and supersede any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by Seller and Buyer. Each of Buyer and Seller recognizes that the liability and remedy provisions of this Agreement are material to the Agreement and have been bargained for and are reflected in the mutual promises and agreements set forth in the Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first above written.

SELLER ALIMERA SCIENCES, INC.
By:	/s/ Dan Myers
	Name:	Dan Myers
	Title:	President and Chief Executive Officer

BUYER BAUSCH & LOMB INCORPORATED
By:	/s/ Stephen C. McCluski
	Name:	Stephen C. McCluski
	Title:	Senior Vice President and Chief Financial Officer

Solely for purposes of Section 6.10:
/s/ Dan Myers
Dan Myers

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Exhibit 1.1-A
[*] Assignment, Assumption and Amendment Agreement
     This Assignment, Assumption and Amendment Agreement (the “Amendment”) is made this 20th day of December, 2006 (the “Effective Date”), by and between Bausch & Lomb Incorporated, a New York corporation (“B&L”), Alimera Sciences, Inc., a Delaware corporation (“Alimera”) and [*], a Delaware corporation (“[*]”).
     WHEREAS, Alimera and [*] entered into a certain [*] Supply Agreement, dated June 26, 2006 (the “Supply Agreement”), a copy of which is attached hereto as Exhibit A;
     WHEREAS, B&L has acquired certain assets of Alimera pursuant to that certain Asset Purchase Agreement, dated the Effective Date, by and between B&L and Alimera (the “Purchase Agreement”), and in connection therewith Alimera desires to assign to B&L, and B&L desires to assume, certain rights and obligations of Alimera pursuant to the Supply Agreement;
     WHEREAS, B&L and [*] desire to amend the Supply Agreement with respect to its term and the minimum purchase obligations applicable to B&L pursuant to the Supply Agreement; and
     NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants contained herein, the parties hereby agree as follows:
     1. Assignment, Assumption and Consent. Alimera hereby assigns to B&L all of Alimera’s rights in, to and under the Supply Agreement and B&L hereby agrees to and does assume all of Alimera’s duties and obligations under the Supply Agreement arising after the Effective Date; provided, that B&L shall also assume all duties and obligations with respect to the accounts payable and other expenses set forth on Exhibit B. [*] hereby agrees, consents to and accepts the foregoing assignment and assumption.
     2. Release. In consideration of [*] and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and confirmed, [*], on its own behalf and on behalf of its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns, hereby fully and forever releases and discharges Alimera and B&L and each of their directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together, the “Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to obligations of Alimera arising under the Supply Agreement on or prior to the Closing Date (as defined in the Purchase Agreement). Notwithstanding the foregoing, nothing herein shall be deemed to release [*].

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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     3. Amendment. The Supply Agreement is hereby amended as follows:
     (a) All references in the Supply Agreement to “Alimera Sciences, Inc. shall be replaced with “Bausch & Lomb Incorporated” and all references to “Alimera” shall be replaced by “B&L.”
     (b) Section 11.1 of the Supply Agreement, governing the Term of the Supply Agreement, shall be deleted in its entirety and shall be replaced with the following:
                    [*]
     (c) All references in the Supply Agreement, as amended hereby, to the defined term “Initial Term” will be replaced with the defined term “Term”.
     (d) Subsections (x) and (y) of Section 5.4 of the Supply Agreement shall be amended hereby to read as follows:
                    [*]
     (e) Section 6.2 of the Supply Agreement, governing Monthly Forecasts, shall be deleted in its entirety and shall be replaced with the following:
                    [*]
     (f) Section 6.3 of the Supply Agreement, governing Firm Purchase Commitment, shall be deleted in its entirety and shall be replaced with the following:

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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                    [*]
     (g) Section 6.7 of the Supply Agreement, governing the Minimum Contract Commitment, shall be deleted in its entirety and shall be replaced with the following:
                    [*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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                    [*]
     (h) The Supply Agreement shall be amended to add Annex 6 in the form attached to this Amendment.
     (i) Except as explicitly provided herein, all terms, conditions and provisions of the Supply Agreement shall continue in full force and effect.
     4. Representations and Warranties. [*] represents and warrants that (i) a true and complete copy of the Supply Agreement is attached hereto as Exhibit A,(ii) except as set forth in this Amendment, the Supply Agreement is in full force and effect and is otherwise unmodified, and (iii) neither [*], nor, to [*] knowledge Alimera, has defaulted, breached or failed to perform any material obligation under the Supply Agreement; and no fact or circumstance exists that, with notice or passage of time, or both, would constitute a breach or default by [*] or, to [*] knowledge, by Alimera, under the Supply Agreement.
     5. Further Assurances. The parties shall (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Amendment and the transaction contemplated by this Amendment.
     6. Entire Agreement. Except as set forth herein, this Amendment contains the entire agreement of the parties with respect to its subject matter hereof and supersedes all prior written and oral agreements.
     7. Amendment and Waiver. This Amendment may not be amended, or a party’s rights waived, except by a written instrument signed by the party to be charged.
     8. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties may execute this Amendment by signing any such counterpart. A facsimile copy of this Amendment showing the signatures of each of the parties, or, when taken together, multiple facsimile copies of this Amendment showing the signatures of each of the parties, respectively, where such signatures do not appear on the same copy, will constitute an original copy of this Amendment requiring no further execution.

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment, Assumption and Amendment Agreement to be effective as of the Effective Date.

BAUSCH & LOMB INCORPORATED

By:

Print Name:

Print Title:

ALIMERA SCIENCES, INC.

By:

Print Name:

Print Title:

[*]

By:

[*]

[*]
(Signature Page to Assignment, Assumption and Amendment Agreement)

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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Exhibit 1.1-B
Patent Assignment
     WHEREAS, Alimera Sciences, Inc., a corporation duly organized under the laws of the State of Delaware (“Assignor”), owns all right, title, and interest in the patents and patent applications set forth on Schedule 1 attached hereto and made a part hereof (collectively, the “Patents”); and
     WHEREAS, Bausch & Lomb Incorporated, a corporation duly organized under the laws of the State of New York (“Assignee”), desires to own Assignor’s entire right, title, and interest in and to the Patents, in all countries throughout the world.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, and transfers unto Assignee the entire right, title and interest in and to the Patents and all accrued causes of action for damages for infringement thereof, the same to be held and enjoyed by Assignee for its own use and benefits, and for its legal representatives and assigns, to the full end of the term for which said Patents are granted (if applicable), as fully and as entirely as the same would have been held by Assignor had this assignment and sale not been made. Notwithstanding anything to the contrary, nothing herein shall expand or modify the rights or obligations of the parties as set forth in that certain Asset Purchase Agreement dated as of December 20, 2006 by and between Assignor and Assignee.
[signature page follows]
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     IN WITNESS WHEREOF, Assignor has caused this Patent Assignment to be executed by its duly authorized officer on December 20, 2006.

ALIMERA SCIENCES, INC.
By:
Name:
Title:

STATE OF	)

): SS.:
COUNTY OF	)

     On this ___ day of December, 2006 personally appeared                      to me personally known, who, being by me duly sworn, did depose and say that he is the                      of Alimera Sciences, Inc., the corporation described in and which executed the foregoing instrument and that he did sign said instrument as such officer and on behalf of such corporation.

Notary Public
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Schedule 1
[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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Exhibit 1.1-C
Trademark Assignment
     WHEREAS, Alimera Sciences, Inc., a corporation duly organized under the laws of the State of Delaware (“Assignor”), owns all right, title, and interest in the registered trademarks and trademark applications set forth on Schedule 1 attached hereto and made a part hereof (collectively, the “Trademarks”) as shown in the records in the United States Patent and Trademark Office; and
     WHEREAS, Bausch & Lomb Incorporated, a corporation duly organized under the laws of the State of New York (“Assignee”), desires to own Assignor’s entire right, title, and interest in and to the Trademarks.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, and transfers unto Assignee the entire right, title and interest in and to the Trademarks together with the good will of the business connected therewith and symbolized thereby and all accrued causes of action for damages for infringement thereof, the same to be held and enjoyed by Assignee for its own use and benefits, and for its legal representatives and assigns, as fully and as entirely as the same would have been held by Assignor had this assignment and sale not been made. Notwithstanding anything to the contrary, nothing herein shall expand or modify the rights or obligations of the parties as set forth in that certain Asset Purchase Agreement dated as of December 20, 2006 by and between Assignor and Assignee.
[signature page follows]
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     IN WITNESS WHEREOF, Assignor has caused this Trademark Assignment to be executed by its duly authorized officer on December 20, 2006.

ALIMERA SCIENCES, INC.
By:
Name:
Title:

STATE OF	)

): SS.:
COUNTY OF	)

     On this ___ day of December, 2006 personally appeared                      to me personally known, who, being by me duly sworn, did depose and say that he is the                      of Alimera Sciences, Inc., the corporation described in and which executed the foregoing instrument and that he did sign said instrument as such officer and on behalf of such corporation.

Notary Public
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Schedule 1
78/890,154      Alaway™
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Exhibit 2.1.4
Assigned Contracts
[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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Exhibit 2.1.9
Equipment
[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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Exhibit 2.6
Purchase Price Allocation Schedule
[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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Exhibit 6.3-A
Form of Seller Initial Press Release
Alimera Sciences and Bausch & Lomb Announce Transaction
For Alaway™ OTC Eye Care Product
FOR RELEASE WEDNESDAY, DECEMBER 20, 2006
ATLANTA, GA AND ROCHESTER, NY — Alimera Sciences, a privately-held company headquartered in Atlanta, GA and Bausch & Lomb (NYSE:BOL) today announced that Bausch & Lomb has purchased Alimera’s OTC allergy franchise, including Alaway (ketotifen fumarate ophthalmic solution 0.025%), which was recently approved by the U.S. Food and Drug Administration.
Alaway is an antihistamine indicated for up to 12 hours of temporary relief for itchy eyes due to ragweed, pollen, grass, animal hair and dander. Alaway contains the same active ingredient and strength and is shown to be therapeutically equivalent to Zaditor™, a prescription product being switched to OTC by Novartis.
“The acquisition of Alaway not only enhances our current OTC product portfolio by giving us a stronger and longer-lasting product to address the needs of consumers who suffer itchy eyes, but it also gives us an excellent technology platform for the development of product line extensions in the ocular allergy category,” said Gary M. Phillips, MD, corporate vice president and global pharmaceutical category leader for Bausch & Lomb.
“We are delighted by this transaction with a leading company like Bausch & Lomb and their valuation of our allergy franchise,” said Dan Myers, president and chief executive of Alimera. “The monetization of this franchise represents a strong return on our investment in the OTC business and allows us to focus our attention and resources on Medidur™, our investigational drug currently in Phase 3 clinical trials for the treatment of diabetic macular edema (DME), and to pursue the development of other drug delivery technologies.”
Financial details of the transaction were not disclosed.
###

Bausch & Lomb News Media Contact:	Alimera Sciences Contact:
Barbara M. Kelley	Lisa Gibson Lake
585.338.5386	Fleishman-Hillard
bkelley@bausch.com	404-739-0152
lisa.gibson@fleishman.com
Bausch & Lomb Investor Relations Contact:
Daniel L. Ritz
585.338.5802
dritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning economic conditions, currency exchange rates, product development and introduction, the financial well-being of key customers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to filings on Form 8-K and on Form 12b-25, each dated August 8, 2006.
About Alimera Sciences Inc.
Atlanta-based Alimera Sciences Inc., a venture backed company, specializes in the development and commercialization of over-the-counter and prescription ophthalmology pharmaceuticals. Founded by an executive team with extensive development and revenue growth expertise, Alimera initiated a Phase III clinical trial in October 2005 to study diabetic macular edema (DME) patients treated using Medidur™ with fluocinolone acetonide, the company’s pharmacologic treatment for DME. Alimera Sciences also sells Soothe® nationwide, the market’s first multi-dose, emollient-based artificial tear product. www.alimerasciences.com
About Bausch & Lomb
Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb employs approximately 13,700 people
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worldwide and its products are available in more than 100 countries. More information about the Company is on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.
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Exhibit 6.3-B
Form of Buyer Initial Press Release
See Exhibit 6.3-A
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Exhibit 6.11
Post-Closing Services
[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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Exhibit 7.1.6
Opinion of Counsel for Seller
[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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